                                                                  EXHIBIT 4

                         CONSENT AND AMENDMENT AGREEMENT

                             Dated December 31, 1996

               The parties to this Agreement are Smith Corona Corporation ("Smith Corona") and Hanson Natural Resources Company ("HNR"). In connection with the Stockholders Agreement dated as of June 2, 1989 (the "Stockholders Agreement") between Smith Corona and HNR, it is agreed as follows:

               1. Smith Corona hereby consents to the assignment by HNR of HNR's rights and obligations under the Stockholders Agreement to MHC Inc. ("MHC"), a Delaware corporation ("MHC").

               2. HNR hereby represents and warrants that, on the date HNR assigns, such rights and obligations to MHC, MHC will be wholly-owned, indirectly, by Millennium Chemicals Inc.

               3. Upon written notification by HNR to Smith Corona that the assignment has been completed, the Stockholders Agreement is hereby amended so that all references in the Stockholders Agreement to HNR shall constitute references to MHC. The notification shall state the effective date of the assignment, and the amendment provided for in this Section 3 shall be deemed effective as of such date.

               4. Except as provided herein, the terms of the Stockholders Agreement shall continue in full force and effect. This Agreement shall not be deemed to release HNR from any continuing obligations under the Stockholders Agreement.

               5. HNR and Smith Corona agree that such transfer shall not prejudice the rights of Smith Corona's Debtors and their estates to assert any avoidance actions they may have against HNR with respect to any distributions or dividends received by HNR prior to the commencement of the Debtors' Chapter 11 cases.

               IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth above.

                                   SMITH CORONA CORPORATION



                                   By:  /s/ John A. Piontkowski
                                       -----------------------------------


                                   HANSON NATURAL RESOURCES COMPANY



                                   By:  /s/ Jill Blundon
                                        -----------------------------------



     NYFS02...:\13\51513\0220\1733\RID1087L.110